Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Trailblazer Holdings, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	Other	16,402,767	$12.56	$206,018,753.52	0.0001381	$28,451.19

Total Offering Amounts:							$206,018,753.52		28,451.19
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$28,451.19

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Offering Note(s)

(1)	Rule 457(c) Fee Calculation Details

Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends, or similar transactions.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) promulgated under the Securities Act. Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low reported trading prices of Trailblazer Merger Corporation I Common Stock as reported on Nasdaq on January 27, 2026, such date being within five business days of the date that this Registration Statement was filed with the SEC.